Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of April 9, 2012, by and between SIGMA DESIGNS, INC., a California corporation (the “Company”), and COMPUTERSHARE SHAREOWNER SERVICES LLC, a New Jersey limited liability company (formerly known as Mellon Investor Services LLC), in its capacity as Rights Agent (the “Rights Agent”), is made with reference to the following facts:

A.      The Company and the Rights Agent entered into that certain Preferred Stock Rights Agreement dated as of June 7, 2004 (the “Rights Agreement”) in order to implement a shareholder rights plan as more fully described therein.  Terms with initial letters capitalized that are not otherwise defined herein shall have their respective meanings as set forth in the Rights Agreement.

B.      Pursuant to Section 27 of the Rights Agreement, the Company may amend or supplement from time to time such provisions of the Rights Agreement, prior to a Distribution Date, which the Company may deem necessary or desirable, without approval of holders of Rights Certificates, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

C.      The Company, pursuant to a resolution duly adopted by its Board of Directors, has determined that it is desirable to amend the Rights Agreement as provided in this Amendment.

D.      The Company hereby states that there is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Rights Agreement.

E.      The Company desires to amend the Rights Agreement in certain respects as set forth herein, including to:  (i) decrease the beneficial ownership threshold from 15% to 10% by which any Person (together with all Affiliates and Associates of such Person) becomes an Acquiring Person as contemplated by the Rights Agreement (subject to certain exceptions as set forth herein); (ii) provide for the occurrence of a Distribution Date, and thus the activation of the Rights, immediately upon a Shares Acquisition Date (i.e., without a 10-day waiting period); (iii) provide for the expiration of the Rights no later than April 9, 2013 (provided, that if a Distribution Date occurs on or before such date, then April 30, 2014 shall be substituted for such date); and (iv) include provisions in respect of certain derivative or synthetic arrangements having characteristics of a long position in the Common Shares in the definition of securities which a Person shall be deemed to beneficially own.

F.      In connection with the Amendment, the Board has concurrently approved an increase in the number of Preferred Shares from 35,000 to 350,000.

G.      The Company hereby states that all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Rights Agreement as follows:

1.      Amendment of Section 1(a).  The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

“           (a)           ‘Acquiring Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of ten percent (10%) or more of the Common Shares of the Company then outstanding.  Notwithstanding the foregoing:

(i)           no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to ten percent (10%) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of ten percent (10%) or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an amount of additional Common Shares of the Company representing more than one percent (1%) of the Common Shares of the Company then outstanding (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such amount of additional Common Shares of the Company such Person does not beneficially own ten percent (10%) or more of the Common Shares of the Company then outstanding;

(ii)           the term Acquiring Person shall not include:

(A)           the Company;

(B)           any Subsidiary of the Company;

(C)           any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan;

(D)           any underwriter acting in good faith in a firm commitment underwriting of an offering of the Company’s securities pursuant to arrangements with the Company that have been approved by the Company’s Board of Directors; provided, however, that the exception provided by this clause (D) shall no longer be available in the event that any such underwriter is otherwise an Acquiring Person on or after the date which is forty (40) days after the date of initial acquisition of the Company’s securities by such underwriter in connection with such offering; and

(E)           Royce & Associates, LLC (referred to collectively with its Affiliates and Associates as “Royce”), provided that Royce is not (and does not become) the Beneficial Owner of a percentage of the Common Shares of the Company outstanding that is greater (by more than one percent (1%) of the Common Shares of the Company then outstanding) than (1) the percentage of the Common Shares of the Company outstanding as to which Royce had beneficial ownership on April 9, 2012, or (2) such lesser percentage as to which Royce has beneficial ownership following any transfer of the Company’s securities by Royce after April 9, 2012; provided, however, that this clause (E) shall pertain only until the first time, following April 9, 2012, as Royce has beneficial ownership of less than nine percent (9%) of the Common Shares of the Company then outstanding;

(iii)           if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares of the Company that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares of the Company it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement (including, without limitation, Sections 1(hh) and 1(oo) hereof); and

(iv)           if, as of April 9, 2012, any Person is the Beneficial Owner of nine percent (9%) or more of the Common Shares of the Company then outstanding, but no greater than fourteen percent (14%) of the Common Shares of the Company then outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), provided that such Person is not (and does not become) the Beneficial Owner of a percentage of the Common Shares of the Company outstanding that is greater (by more than one percent (1%) of the Common Shares of the Company then outstanding) than (A) the percentage of the Common Shares of the Company outstanding as to which such Person had beneficial ownership on April 9, 2012 or (B) such lesser percentage as to which such Person has beneficial ownership following any transfer of the Company’s securities by such Person after April 9, 2012; provided, however, that this subsection (iv) shall pertain, as to any such Person, only until the first time, following April 9, 2012, as such Person has beneficial ownership of less than nine percent (9%) of the Common Shares of the Company then outstanding.”

2.      Amendment of Section 1(d).  Section 1(d) of the Rights Agreement is amended to delete the “or” after clause (ii), substitute “; or” for the period after clause (iii), and add the following clause (iv):

“           (iv)           in respect of which such Person or any of such Person’s Affiliates or Associates has a Synthetic Long Position (as such term is hereinafter defined) (A) that has been disclosed in a filing by such Person or any of such Person’s Affiliates or Associates with the Securities and Exchange Commission pursuant to Regulations 13D-G or 14D under the Exchange Act as in effect on April 9, 2012, and (B) in respect of which Common Shares are the “subject security” (as such term is used in such Regulations).”

3.      Amendment of Section 1(l).  The definition of “Distribution Date” set forth in Section 1(l) of the Rights Agreement is amended and restated to read in its entirety as follows:

“           (l)           ‘Distribution Date’ shall mean the earlier of (i) the Shares Acquisition Date or (ii) the Close of Business on the tenth (10th) Business Day (or such later date as may be determined by action of the Company’s Board of Directors) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be an Acquiring Person.”

4.      Amendment of Section 1(r).  The definition of “Final Expiration Date” set forth in Section 1(r) of the Rights Agreement is amended and restated to read in its entirety as follows:

“           (r)           ‘Final Expiration Date’ shall mean the Close of Business on April 9, 2013; provided, however, that if a Distribution Date occurs on or before such date, then such term shall mean the Close of Business on April 30, 2014.”

5.      Amendment to Add Section 1(pp).  The following definition of “Synthetic Long Position” is added as a new Section 1(pp) to the Rights Agreement, which shall read in its entirety as follows:

“           (pp)           ‘Synthetic Long Position’ shall mean any option, warrant, convertible security, stock appreciation right or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Common Shares or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of the Common Shares, whether or not such right is subject to settlement in whole or in part in Common Shares, and which increases in value as the value of the Common Shares increases or which provides to the holder of such right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Common Shares, but shall not include:

(a)           rights of a pledgee under a bona fide pledge of Common Shares;

(b)           rights of all holders of Common Shares to receive Common Shares pro rata, or obligations to dispose of Common Shares, as a result of a merger, exchange offer or consolidation involving the Company;

(c)           rights or obligations to surrender Common Shares, or have Common Shares withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of equity securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise or vesting;

(d)           interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority;

(e)           interests or rights to participate in employee benefit plans of the Company held by employees or former employees of the Company; or

(f)           options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

The number of Common Shares in respect of which a Person has a Synthetic Long Position shall be the notional or other number of Common Shares specified in a filing by such Person or any of such Person’s Affiliates or Associates with the Securities and Exchange Commission pursuant to Regulations 13D-G or 14D under the Exchange Act in respect of which the Common Shares are the “subject security” (as such term is defined in such Regulations) or in the documentation evidencing the Synthetic Long Position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part or, if no such number of Common Shares is specified in such filing or documentation, as determined by the Board in good faith to be the number of Common Shares to which the Synthetic Long Position relates.”

6.      Amendment of Section 3(c).  Section 3(c) of the Rights Agreement is hereby amended to add “, AS AMENDED” after “DATED AS OF JUNE 7, 2004” in the capitalized text of the legend to appear on Certificates representing Common Shares which references the Rights Agreement.

7.      Amendment of Section 23(a).  Section 23(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“           (a)           The Company may, at its option and with the approval of the Board of Directors, at any time prior to the earlier of (i) the Shares Acquisition Date and (ii) the Close of Business on the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being herein referred to as the ‘Redemption Price’) and the Company may, at its option, pay the Redemption Price either in Common Shares (based on the Current Per Share Market Price thereof at the time of redemption) or cash.  Such redemption of the Rights by the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.  The date on which the Board of Directors elects to make the redemption effective shall be referred to as the ‘Redemption Date.’”

8.      Amendment of Section 26.  Section 26 of the Rights Agreement is hereby amended to (i) revise the address of the Company, (ii) revise the name and address of the Company’s legal counsel, (iii) revise the name and address of the Rights Agent, and (iv) revise the name and address for the legal counsel of the Rights Agent, in each instance for purposes of notices or demands authorized to be given under the Rights Agreement, and replace such information with the following:

(i)           Sigma Designs, Inc.
1778 McCarthy Boulevard
Milpitas, CA  95035
Attention: Chief Executive Officer

(ii)          With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304-1114
Attention:  James J. Masetti

(iii)         Computershare Shareowner Services LLC
330 N. Brand Blvd.
Suite 701
Glendale CA 91203-2389
Attn:  Maria G. Cooper

(iv)         With a copy to:

Computershare Shareowner Services LLC
480 Washington Blvd.
Jersey City, NJ 07310
Attn:  Legal Department

9.      Amendment of Section 33.  Section 33 of the Rights Agreement is hereby amended to add the following sentence:

“A signature to this Agreement or any amendment thereto transmitted electronically shall have the same authority, effect and enforceability as an original signature.”

10.      Amendment to Exhibit A (Form of Certificate of Determination).  Exhibit A to the Rights Agreement is hereby amended to include, as a supplement, the form of Certificate of Amendment of Certificate of Determination of Rights, Preferences and Privileges of Series D Participating Preferred Stock of Sigma Designs, Inc., a copy of which is attached hereto as Exhibit A-1, and all references to Exhibit A in the Rights Agreement shall be deemed to include such Certificate of Amendment.

11.       Amendment to Exhibit B (Form of Rights Certificate).  Exhibit B to the Rights Agreement is hereby amended to add “, as amended” after “Rights Agreement dated as of June 7, 2004” in the first paragraph of regular text of the form of Rights Certificate.

12.      Amendment to Exhibit C (Summary of Rights).  Exhibit C to the Rights Agreement is hereby updated with the Summary of Rights attached hereto as Exhibit C-1.

13.      Agreement as Amended.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

14.      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

15.      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent, to the extent that they related to the rights, duties and obligations of the Rights Agent, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

16.      Severability.  If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17.      Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

SIGMA DESIGNS, INC.

By:	/s/ Thinh Q. Tran
Name: Thinh Q. Tran
Title: President & Chief Executive Officer

COMPUTERSHARE SHAREOWNER SERVICES LLC,
as Rights Agent

By:	/s/ Maria G. Cooper
Name: Maria G. Cooper
Title: Vice President

Exhibit A-1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DETERMINATION OF
RIGHTS, PREFERENCES AND PRIVILEGES OF
SERIES D PARTICIPATING PREFERRED STOCK
OF
SIGMA DESIGNS, INC.

The undersigned, Thinh Q. Tran and Thomas E. Gay III, do hereby certify:
A.           That they are the duly elected and acting President and Chief Executive Officer, and Secretary and Chief Financial Officer, respectively, of Sigma Designs, Inc., a California corporation (the “Corporation”).

B.           Section 1 of the Corporation’s Certificate of Determination of Rights, Preferences and Privileges of Series D Participating Preferred Stock (the “Certificate of Determination”) is hereby amended in its entirety to read as follows:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series D Participating Preferred Stock.”  The number of shares constituting such series shall be 350,000.

C.           The foregoing amendment to the Corporation’s Certificate of Determination was duly approved by the Board of Directors of the corporation on April 9, 2012.

D.           The Board of Directors is authorized by Article III of the Second Restated Articles of Incorporation, as amended, of the Corporation to increase the number of shares of any series, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting such series, subsequent to the issuance of shares in the series.  Immediately prior to the filing of this Certificate of Amendment, the Corporation was authorized to issue 2,000,000 shares of Preferred Stock, of which 35,000 shares were designated as Series D Participating Preferred Stock, and no shares of Preferred Stock were outstanding.  Accordingly, pursuant to Section 203.5(b) of the California Corporations Code, no shareholder approval is required to effect the foregoing amendment to the Certificate of Determination.

IN WITNESS WHEREOF, the undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: April 9, 2012.
/s/ Thinh Q. Tran
Thinh Q. Tran
President and Chief Executive Officer

/s/ Thomas E. Gay III
Thomas E. Gay III
Secretary and Chief Financial Officer

EXHIBIT C-1

SHAREHOLDER RIGHTS PLAN
SIGMA DESIGNS, INC.

Summary of Rights

Distribution and Transfer of Rights;
Rights Certificate:
The Board of Directors has declared a dividend of one Right for each share of Common Stock of Sigma Designs, Inc. (the “Company”) outstanding.  Prior to the Distribution Date referred to below, the Rights will be evidenced by and trade with the certificates for the Common Stock.  After the Distribution Date, the Company will mail Rights certificates to the Company's shareholders and the Rights will become transferable apart from the Common Stock.

Distribution Date:
Subject to certain exceptions, rights will separate from the Common Stock and become exercisable upon the earlier of the following (the “Distribution Date”): (a) acquisition by a person or group of beneficial ownership of 10% or more of the Company's Common Stock or (b) the tenth business day (or such later date as may be determined by the Company's Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 10% or more of the Company's Common Stock.  The term “beneficial ownership” is defined to include, among other things, certain derivative or synthetic arrangements having characteristics of a long position in shares of Common Stock.

Preferred Stock Purchasable Upon
Exercise of Rights:
After the Distribution Date, each Right will entitle the holder to purchase for $58.00 (the “Exercise Price”) a fraction of a share of the Company's Preferred Stock with economic terms similar to that of one share of the Company's Common Stock.

Flip-In:
If an acquirer (subject to certain exceptions, an “Acquiring Person”) obtains 10% or more of the Company's Common Stock, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of the Company's Common Stock having a then-current market value of twice the Exercise Price.

Flip-Over:
If, after an Acquiring Person obtains 10% or more of the Company's Common Stock, (a) the Company merges into another entity, (b) an acquiring entity merges into the Company or (c) the Company sells more than 50% of the Company's assets or earning power, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will, in certain instances (and subject to certain exceptions), entitle the holder thereof to purchase, for the Exercise Price, a number of shares of Common Stock of the person engaging in the transaction having a then current market value of twice the Exercise Price.

2

Exchange Provision:
At any time after the date on which an Acquiring Person obtains 10% or more of the Company's Common Stock and prior to the acquisition by the Acquiring Person of 50% of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of Common Stock of the Company at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

Redemption of the Rights:
Rights will be redeemable at the Company's option for $0.001 per Right at any time on or prior to public announcement that a Person has acquired beneficial ownership of 10% or more of the Company's Common Stock (the “Shares Acquisition Date”).

Expiration of the Rights:
The Rights expire on the earliest of (a) April 9, 2013 (provided, that if a Distribution Date occurs on or before such date, then April 30, 2014 shall be substituted for such date) or (b) exchange or redemption of the Rights as described above.

Amendment of Terms of Rights:
The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

Voting Rights:	Rights will not have any voting rights.

Anti-Dilution Provisions:	Rights will have the benefit of certain customary anti-dilution provisions.

Taxes:
The Rights distribution should not be taxable for federal income tax purposes. However, following an event which renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

The foregoing is a summary of certain principal terms of the Shareholder Rights Plan only and is qualified in its entirety by reference to the Preferred Stock Rights Agreement dated as of June 7, 2004 between the Company and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent, as amended as of April 9, 2012 (as amended, the “Rights Agreement”). The Rights Agreement may be further amended from time to time. A copy of the Rights Agreement was filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated June 8, 2004.  A copy of an amendment to the Rights Agreement was filed with the Securities and Exchange Commission as an Exhibit to an amendment to a Registration Statement on Form 8-A/A dated April 9, 2012.  Copies of the Rights Agreement and such amendment are available free of charge from the Company.

3